Security Information






Security Purchased

Cusip
75866G109

Issuer
REFCO INC

Underwriters
BoA, CSFB, Goldman Sachs, DBSI, HSBC, JP
Morgan, Merrill Lynch, Sandler O'Neill, CMG
Institutional, Harris Nesbitt, Muriel Siebert,
Samuel Ramirez, Utendahl Partners, William Blair,
Williams Capital

Years of continuous operation, including predecessors
> 3 years

Ticker
RFX US

Is the affiliate a manager or co-manager of offering?
Co-Manager

Name of underwriter or dealer from which purchased
CSFB, Sandler O'Neill

Firm commitment underwriting?
Yes

Trade date/Date of Offering
8/10/2005

Total dollar amount of offering sold to QIBs
 $                                                 583,000,000

Total dollar amount of any concurrent public offering
 $                                                                  -

Total
 $                                                 583,000,000

Public offering price
 $                                                           22.00

Price paid if other than public offering price
 N/A

Underwriting spread or commission
1.32%

Rating
N/A

Current yield
N/A







Fund Specific Information






Board
Total Share Amount
Purchased
$ Amount of
Purchase
% of Offering
Purchased by the
Fund

Boston Funds





Scudder Development Fund
Boston
                        17,600
 $                   387,200
0.07%

Chicago Funds





Scudder Aggressive Growth Fund
Chicago
8,600
 $                   189,200
0.03%

SVS II Aggressive Growth Portfolio
Chicago
4,900
 $                   107,800
0.02%

New York Funds





Scudder Mid Cap Fund
New York
79,800
 $
1,755,600
0.30%

Total

110,900
 $                 2,439,800
0.42%







^The Security and Fund Performance is calculated based on information provided by State Street Bank.


*If a Fund executed multiple sales of a security, the final sale date is listed. If a Fund still held the security as of the quarter-end, the quarter-end date is listed.